Exhibit 99.1
Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp.
(516) 536-5850 ext: 3109 randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORP. REPORTS
THIRD QUARTER 2010 RESULTS

OCEANSIDE, New York. –November 9, 2010 –American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and nine months ended September 30, 2010, the highlights of which are as follows:

•	HSMS division achieves another new high for the Company with respect to its gross profit level, which was 62% for the quarter ended September 30, 2010.

•	Within both the HSMS and TBCS divisions, new agreements have been executed which will help to propel revenue growth for the fourth quarter 2010 and 2011.

•	The Company paid a special dividend of $0.10 per share in September 2010, the second of its kind paid in 2010.

•	Company’s investment in the next generation of mobile PERS shows promise as development is progressing nicely as we continue to move forward towards a late 2011 rollout.

•	Company invests in excess of $400,000 in the third quarter for TV and print production and the roll-out of its aggressive advertising campaign to market its MedSmart product direct to consumers.

•	Company reaffirms guidance as announced and more fully described in yesterday’s announcement.

•	Company acquires a telephone answering service company which will add revenue and profitability.

Revenues for the quarter ended September 30, 2010, consisting primarily of monthly recurring revenues (MRR), decreased 1% to $10,009,388 as compared to $10,138,155 for the same period in 2009.  Net income for the quarter ended September 30, 2010 decreased 14% to $638,731 or $.06 per diluted share as compared to $744,145 or $.08 per diluted share for the same period in 2009.  This variance is directly associated with the investment in advertising with respect to the Company’s MedSmart system during the third quarter of 2010.  Net income for the quarter ended September 30, 2010 excludes $231,025 of the Company’s share of equity in net loss from investment in limited liability company net of income taxes, incurred with respect to the Company’s joint venture with Qualcomm and Hughes Telematics, Inc. (known as “the Lifecomm Joint Venture”).  This equity loss represents the Company’s share of R&D and other selling, general and administrative expenses incurred for the development of the next generation mobile PERS.  This equity loss, which is expected to increase over the next several quarters, is not related to the Company’s current business operations. As it relates to this equity loss, the Company will realize a significant tax benefit and have less cash outlay relating to income taxes. The Company’s net income for the quarter ended September 30, 2010 including the effect of this charge was $407,706, or $.04 per diluted share.

Revenues for the nine months ended September 30, 2010 was $29,632,780, as compared to $29,586,450 for the same period in 2009.  Net income for the nine months ended September 30, 2010 increased 9% to $2,317,442 or $0.24 per diluted share as compared to net income of $2,125,780 or $0.22 per diluted share for the previous year. Net income for the nine months ended September 30, 2010 excludes $299,461 of the Company’s share of equity loss, net of income taxes, incurred with respect to the Lifecomm Joint Venture as discussed above.  Net income for the nine months ended September 30, 2010 including the effect of this charge was $2,017,981, or $0.21 per diluted share.  Net Income for the trailing twelve months increased 13% to $3,081,175 as compared to $2,715,091 for the same period in 2009. This 13% growth rate excludes $299,461 of the Company’s share of equity loss, net of income taxes, incurred in 2010 with respect to the Company’s joint venture with Qualcomm and Hughes Telematics, Inc. and excludes a one time non operating charge of $521,627 for loss on abandonment incurred in 2008 (which affects the results for the twelve months ended September 30, 2009). The trailing twelve month net income, including these items, for the period ended September 30, 2010 and 2009 would have been $2,781,714 and $2,193,091, respectively.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the nine months ended September 30, 2010, which includes $507,512 of the Company’s share of equity loss incurred with respect to the Lifecomm Joint Venture, was $6,260,015 as compared to $6,723,948 for the same period in 2009.  EBITDA for the trailing twelve months ended September 30, 2010 and 2009 was $8,529,861 and $8,045,690, respectively.

The Company continues to demonstrate financial strength within its balance sheet even taking into effect (i) its $4,000,000 investment in a joint venture with Qualcomm, Inc. and Hughes Telematics, Inc. to develop a next generation mobile PERS system, (ii) the payment of two dividends (each of $0.10 per share) during 2010 aggregating approximately $1,900,000, (iii) investing over $400,000 in advertising fees to promote MedSmart and (iv) the acquisition of a telephone answering service company with an initial cash outlay of approximately $600,000, as indicated below:

•	At September 30, 2010, the Company had cash on hand of approximately $3,700,000, which exceeds the Company’s bank debt of approximately $3,000,000.

•	The Company’s working capital was $8,584,629 at September 30, 2010, representing a ratio of 3.30 to 1.

•	The Company continues to maintain a favorable debt to equity ratio of .10 to 1 at September 30, 2010.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained, “While we are pleased with the Company’s earnings and free cash flow generation, we acknowledge that we must also deliver a greater level of new revenue along with these earnings and free cash flow results. Towards that end, as explained in detail as part of yesterday’s announcement on guidance, we have secured new business relationships and believe that we are in the process of securing additional new business relationships that will allow us to return to double digit revenue growth in 2011.  New demands in the healthcare landscape, driven by accountability and simultaneous cost reduction, create further opportunity for AMAC to thrive in both divisions. AMAC, with its technology rich portfolio of Remote Patient Monitoring (“RPM”) enabling devices supported by its national healthcare exclusive call center infrastructure, is in a unique and superior position to benefit from the demographic and economic trends that will drive new demand from providers and consumers alike.”

Rhian continued, “We have spent a good portion of this year not only securing the necessary new technology to transition and expand our current RPM offerings, but also, and perhaps more importantly, to establish a technology driven enhancement of our portfolio that will allow us to vastly increase our customer universe base. The new Lifecomm Telehealth and Medsmart products represent a significant product evolution, one that should pay off handsomely in new revenue. Our new products will allow marketing to a larger portion of the active senior cohort. In the TBCS division, our services are now scaled to accommodate for brand support in the pharmaceutical industry as well as the complex communication needs of large healthcare systems.

Taken together, as our business development plan continues to implement, we believe the synergies created will allow for significant and sustainable revenue and profit growth in 2011 and beyond. We have laid down the foundation for AMAC to once again become a growth story and believe that our true value, driven by impressive revenue and profit growth, will be appropriately reflected in our share price.”

As previously announced, the Company will host a webcast on Tuesday, November 9, 2010 to discuss its financial results for the quarter ended September 30, 2010, guidance for fiscal 2010, longer term outlook for 2011, and other business trends.  The Company invites investors and others to listen to the conference call live over the Internet or by dialing in to (877) 407-9205 at 10:00 a.m. ET.

What:	American Medical Alert Corp. Third Quarter 2010 Results
When:	Tuesday , November 9, 2010 at 10:00 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=162295
How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-9205 to participate.

Following the conference call, the webcast will be available on the VCall website at http://www.investorcalendar.com/IC/CEPage.asp?ID=162295. The financial information presented in the webcast will also be available at http://amac.com/press.cfm.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine US based communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect, Alpha Message Center and Phone Screen to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)” and “Net Income before Equity in net loss from investment in a limited liability company and Loss on Abandonment”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measures used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, declare and pay dividends, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments. Management also believes reporting Net Income before Equity in net loss from investment in a limited liability company and Loss on Abandonment more accurately reflects the performance of the Company’s core operations and excludes a non-operational item which may skew the analysis of management or outside investors in evaluating the Company.

EBITDA and Net Income before Equity in net loss from investment in a limited liability company and Loss on Abandonment are non-GAAP financial measures and although management and some members of the investment community utilize it to measure financial performance, EBITDA and Net Income before Equity in net loss from investment in a limited liability company and Loss on Abandonment should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability.  Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks. In addition, certain statements related to the future expectations and timing for the development and commercialization of Lifecomm’s mobile PERS solution, constitute forward-looking statements.  Important factors which might cause a difference between actual and expected events include: (i) greater than expected and/or increased costs or unexpected delays associated with the development and commercialization of Lifecomm’s mobile PERS solution, (ii) inability to successfully develop the technology to support Lifecomm’s mobile PERS solution, (iii) uncertainty relating to consumer interest in and acceptance of Lifecomm’s mobile PERS solution, (iv) risks associated with changes in the competitive or regulatory environment in which Lifecomm operates; and (v) risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights. Further, any of the Company’s new products such as MedSmart and TeleSmart, are subject to the risks inherent in any new product introduction, including market acceptance and technology concerns that are frequently encountered in connection with initial use of a new product. New business opportunities referred to herein, including contracts in negotiation, may not come to fruition. The Company does not undertake any obligation to update these forward-looking statements for events occurring after the date of this press release.

Statements of income for the three and nine months ended September 30, 2010 and 2009 and balance sheets as of September 30, 2010 and December 31, 2009 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009

Revenues	$10,009,388	$10,138,155	$29,632,780	$29,586,450

Cost of Goods Sold	4,556,485	4,670,545	13,602,815	13,855,052
Selling, General & Administrative Costs	4,369,598	4,245,159	12,134,682	12,238,349
Interest Expense	18,991	17,330	45,258	61,632
Equity in net loss from investment in a limited liability company	391,385	-	507,512	-
Other Expenses (Income)	(17,777)	(56,024)	(77,468)	(172,363)

Income before Provision for Income Taxes	690,706	1,261,145	3,419,981	3,603,780

Net Income	$407,706	$744,145	$2,017,981	$2,125,780

Net Income per Share
Basic	$0.04	$0.08	$0.21	$0.22
Diluted	$0.04	$0.08	$0.21	$0.22

Basic Weighted Average
Shares Outstanding	9,559,005	9,495,036	9,544,931	9,472,938

Diluted Weighted Average
Shares Outstanding	9,858,343	9,756,468	9,842,901	9,689,676

CONDENSED BALANCE SHEET
		September 30,	December 31,
		2010	2009
		(Unaudited)
ASSETS

Current Assets		$12,321,817	$13,779,968
Fixed Assets – Net		7,573,791	8,756,827
Other Assets		17,136,830	13,291,829

Total Assets		$37,032,438	$35,828,624

Current Liabilities		$3,737,188	$4,833,638
Deferred Income Tax		1,064,000	1,235,000
Long-term Debt		2,330,001	1,195,000
Other Liabilities		673,016	648,603

Total Liabilities		$7,804,205	$7,912,241

Stockholders’ Equity		29,228,233	27,916,383
Total Liabilities and Stockholders’ Equity		$37,032,438	$35,828,624

Net Income before Equity in net loss from investment in a limited liability company for the three and nine months ended September 30, 2010 and 2009 reconciled to net income.

	Three Months Ended		Nine Months Ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009

Net Income	407,706	744,145	2,017,981	2,125,780
Add Backs:
Equity in net loss from investment in a limited liability company	231,025	-	299,461	-

Net Income before Equity in net loss from investment in a limited liability	638,731	744,145	2,317,442	2,125,780

Net Income before Loss on Abandonment and Equity in net loss from investment in a limited liability company for the trailing twelve month period ended September 30, 2010 and 2009 reconciled to net income.

	9/30/2010	9/30/2009

Net Income	2,781,714	2,193,464
Add Backs:
Loss on Abandonment	-	521,627
Equity in net loss from investment in a limited liability company	299,461	-

Net Income before Equity in net loss from investment in a limited liability company and Loss on Abandonment	3,081,175	2,715,091

Earnings before interest, taxes and depreciation and amortization for the nine months and trailing twelve months ended September 30, 2010 and 2009

		Add:		Less:
	9/30/10	12/31/2009	Subtotal	9/30/2009	Total

Net Income	2,017,981	2,889,513	4,907,494	2,125,780	2,781,714
Add Backs:
Taxes	1,402,000	1,925,000	3,327,000	1,478,000	1,849,000
Interest	45,258	76,181	121,439	61,632	59,807
Depreciation & Amort.	2,794,776	4,103,100	6,897,876	3,058,536	3,839,340

EBITDA	6,260,015				8,529,861

		Add:		Less:
	9/30/09	12/31/2008	Subtotal	9/30/2008	Total

Net Income	2,125,780	1,439,601	3,565,381	1,371,917	2,193,464
Add Backs:
Taxes	1,478,000	1,007,000	2,485,000	953,000	1,532,000
Interest	61,632	279,451	341,083	224,073	117,010
Depreciation & Amort.	3,058,536	4,376,317	7,434,853	3,231,637	4,203,216

EBITDA	6,723,948				8,045,690

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